Exhibit 99.1

MSTI Holdings (NuVisions) Signs Agreement with CSI Digital Inc. to Provide First Fully-Integrated IPTV Platform in New York City

Monday June 4, 9:30 am ET

HAWTHORNE, N.J.--(BUSINESS WIRE)--MSTI Holdings, Inc. (MSHI.OB), a carrier class communications technology company that specializes in providing true quadruple play services to residential, hospitality and commercial properties, announced today that it has signed an agreement with Portland, Oregon-based CSI Digital Inc. (CSI) to become the first and only true service provider of a fully integrated IPTV, or Internet Protocol Television platform in New York City.

The IPTV content will initially include 300 plus channels in MPEG 2 AND 4 Formats including the most HDTV offerings, the most popular basic and premium cable networks, and the greatest variety of ethnic programming, local stations, and a plethora of all-music channels. The agreement is the first to allow for a TRUE IPTV platform to compete with some the largest traditional cable television and telephone providers in the USA, including, Time Warner, Cablevision, RCN and Verizon. Traditional providers of these services utilize technologies based on radio frequency (RF), even in their newly constructed hybrid fiber coax networks. Traditional RF based platforms have inherent channel limitations due to the bandwidth and architecture constraints. MST's IPTV platform is the first to use 100% Internet Protocol which enables True Digital Convergence between computer and television capabilities. IPTV overcomes the limitations inherent in RF based technologies.

"In addition to possessing the most advanced services and features, MSTI's NuVisions was a good strategic partner for CSI because, through our presence in so many important locations and buildings, we have the ability to transport IP services throughout the entire scope of New York City," commented Frank Matarazzo, CEO and Founder of MSTI Holdings, Inc. "This platform offers users a virtually unlimited selection of services, including cable channels, Video on Demand libraries, interactive games and the true convergence of the services for viewing on the TV or computer."

"CSI Digital's partnership with MST will allow customers in the Tri-State area AND BEYOND to receive the most advanced and robust video programming, voice and data products available from any resource," said Lu Bolden CSI Digital's Chief Technology Officer. "MST's unique platform represents the true digital TV - Internet convergence. Customers can access the Internet, view email, and watch digital video programming on their television from the comfort of their living room."

"With MST's advanced infrastructure, the company has the ability to deliver to virtually any home, condo or apartment in the greater New York metropolitan area. Their gigabit Ethernet capabilities allow them to transport the IPTV programming, voice and data services from roof top to roof top throughout the City," added David Luman President of CSI Digital.

About CSI Digital

CSI Digital is a nationwide provider of content and communications services. The company provides wholesale digital content (voice, video or data) to service providers. CSI Digital, with its partners, implement complete solutions for providers who want to deliver any form of digital content. The company's customers include those who want to upgrade an existing facility in order to deliver cost effective competitive packaging and those who want to enter new markets.

CSI Digital customers include multiple system operators (MSOs) seeking to cost-effectively augment and upgrade video content to MPEG-4 as well as telecommunications operators (telcos), Private Providers and Internet Service Providers looking to enter the IPTV or triple-play (voice, video and data) market.

With 200+ video channels offered in a combination of SD and HD formats, the IPTV content is delivered in a preformatted stream so that providers are able to acquire turn-key, wholesale digital content packages without the prohibitive costs associated with processing the raw video programming themselves.

CSI Digital's video products enable providers to:

•	Receive a complete integrated solution from one source

•	Deploy at a fraction of the cost of a self-developed solution

•	Enter new and underserved markets

•	Be assured they have the latest technology

•	Deliver prepackaged or custom products

•	Private label the services

•	Receive operational support without the cost of additional employees

About MSTI Holdings, Inc.

MSTI Holdings, Inc. (MSHI.OB) is a communications technology company that specializes in video to the desktop, video conferencing, distance learning, two-way data, and Internet access services. MSTI offers complete sales, installation, and service of VSAT and business television networks, and is a full-service national Internet Service Provider (ISP), offering the latest in web hosting and design. MSTI's NuVisions Broadband services offer cable television, cable modem high-speed Internet, and telephone services to multi-family residences, commercial buildings, and institutional owners. MSTI delivers its services using microwave and fiber optic technology for superior performance, and now offers over 40 channels of high definition television (HDTV). MSTI has recently begun deployment of its new Interactive Wi-Fi, hot-zone system that will offer wireless Internet service in large geographic areas of New York City, and is introducing the newest Powerline Carrier (PLC) technology to high-speed Internet users in apartment buildings, hotels, and business environments. For more information, visit our websites at www.mst-online.com and www.nuvisions.tv.

Statements included in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks and uncertainties such as competitive factors, technological development, market demand and the Company's ability to obtain new contracts and accurately estimate net revenues due to variability in size, scope and duration of projects, and internal issues in the sponsoring client. Further information on potential factors that could affect the Company's financial results, can be found in the Company's Registration Statement and in its Reports on Forms 8-K filed with the Securities and Exchange Commission (SEC).